Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
Ken Christensen
(770) 243-8268

Wells REIT II Doubles Dividend to 5.0% Annualized Yield Through June 2004;

Acquires Detroit-Area Property

ATLANTA (March 31, 2004) – Wells Real Estate Investment Trust II, Inc. (Wells REIT II) announces that its Board of Directors raised the Company’s dividend rate from an amount equal to a 2.5% annualized return on a $10.00 investment per share to a 5.0% annualized rate. This newly declared dividend rate will be calculated on a daily basis to shareholders of record each day from April 1, 2004, through June 15, 2004. This dividend will be paid in June, along with the dividends earned March 16, 2004, through March 31, 2004.

Additionally, on March 31, 2004, Wells REIT II closed on the acquisition of a two-building property that is home to Roush Industries in Allen Park, Mich., just outside Detroit. Located in the Ford Fairlane Development, the properties – 333 and 777 Republic Drive – are 84,000 and 85,200 square feet, respectively. Roush Industries is a full-service engineering company serving the transportation industry. Although known primarily for its engineering, management, and prototype services, Roush has developed a significant role in the electronics, sports equipment, and motor sports industries. The firm is headquartered in Michigan and employs approximately 2,000 people in 50 facilities in the United States, Mexico, and Great Britain.

“We’re excited about offering a dividend that provides our investors with a competitive income stream,” said Leo F. Wells III, president and founder of Wells Real Estate Funds. “With our latest acquisitions in Houston, Atlanta, and now Detroit, we are gaining momentum and intend to continue acquiring high-quality properties and securing long-term leases with creditworthy tenants.”

Wells Real Estate Funds is a national real estate investment firm that manages existing Class-A office and industrial properties, as well as corporate sale/leasebacks and build-to-suit projects, leased long-term to creditworthy tenants including NASA, Aon, IBM, and Citicorp. In its investment products – Wells REIT II, the Wells REIT, the Wells S&P

REIT Index Fund, and Wells Limited Partnership Fund XIV – Wells serves more than 150,000 investors nationwide with more than $5 billion in investments under management. Wells is online at www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including statements regarding Wells’ real estate acquisition and leasing strategies and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by prospectus. To obtain a prospectus, please contact Wells Investment Securities, Inc., at 6200 The Corners Parkway, Norcross, Georgia 30092-3365 (tel. 800-448-1010).

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